Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.mecray@axalta.com axalta.com

For Immediate Release

Axalta Coating Systems announces Hadi Awada to lead Transportation
Coatings business
Markevich to depart after successful seven years with Company
PHILADELPHIA, PA, September 23, 2020 - Axalta Coating Systems Ltd. (NYSE: AXTA) today announced that Executive Vice President Steve Markevich will be leaving Axalta, having successfully led the Global Transportation Coatings business since 2013 and overseen the Greater China region since 2016. The Company is further announcing that Hadi Awada is joining Axalta as Senior Vice President, Global Transportation Coatings, effective October 12, 2020. He will lead Axalta’s global light vehicle and commercial vehicle coatings businesses.
"I want to thank Steve for his many accomplishments at Axalta. Simply put, Axalta wouldn’t be where we are today without Steve’s immense contributions over the past seven years," said Axalta CEO Robert Bryant. "Steve shaped our Transportation business into the industry leader it is today. He and the team he built have accomplished major business wins, made immense strides in our China business, and facilitated our entry into the automotive interior coatings space. Steve will remain on the Axalta team until November 2 to ensure an effective transition."
"I am thrilled to welcome Hadi to Axalta and our leadership team. He will play a pivotal role as we look to continue to grow and strengthen Axalta’s Transportation Coatings businesses," said Bryant. "He is commercially-focused with an impressive track record of leading businesses as they evolve to deliver for their customers. Moreover, he is keenly focused on developing intimate customer relationships and is a passionate leader of people. I’m confident Hadi and our exceptional transportation coatings leadership team will further accelerate the growth of our global light vehicle and commercial vehicle businesses in both existing as well as under-served adjacencies within the transportation industry."
Awada joins Axalta from Faurecia, a tier 1 automotive technology company, where he held roles of increasing responsibility. Most recently, he was President, Clean Mobility - North America, and a Member of Faurecia’s North American Board of Management. In that role, Awada ran a multibillion dollar business and led efforts to develop and deploy new technologies to customers seeking sustainability and innovation. Previously, he worked in Germany, the U.K. and Asia in various business roles, including Vice President of Faurecia’s emissions control technology business in China. After earning his B.A. from the University of Toledo, Awada began his career serving the Ford Motor Company.
"Axalta’s entrepreneurial ethos is what drew me to this role. I look forward to helping Axalta identify new and emerging opportunities to develop products and services to meet the ever-evolving needs of our coatings customers," said Awada.
"From the carveout, through the IPO, to getting our business on the right track, I have had the honor of working with a remarkably dedicated, hardworking, and committed group of professionals. I know the business is in great hands and on the right path, and I look forward to watching its continued success," said Markevich.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

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